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                                EXHIBIT 10.8.1
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                               OFFER TO PURCHASE

Austins Steaks & Saloon, Inc., as Buyer, hereby offers to purchase assets from Steer Enterprises, Inc./MIHART, Inc., as Seller, identified herein.

                                  SECTION ONE
                                 SUBJECT MATTER

     Subject to the terms and conditions of this offer, Buyer agrees to purchase:

          (a) All of the furniture, fixtures, equipment and leasehold interests of Seller of every kind and description, real, personal, mixed, tangible, and intangible (Assets), wherever situated (except for the Bum Steer outdoor signs). Without limiting the foregoing, the Assets are as listed on the attached Exhibit "A," which is incorporated herein. Prior to closing, Buyer shall have the option to conduct a due diligence inspection of the Assets. This offer is contingent on such due diligent inspection confirming the Assets are in Buyer's possession and further that such Assets are in good operating condition and repairs.

By accepting this Offer, Seller represents and warrants the book value of Seller's furniture, fixtures and equipment has not materially changed from February 22, 1998 until the date this Offer is signed by Seller. This Offer is contingent upon Seller's representations herein being true and accurate.

          (b) It is further expressly agreed that Buyer shall assume the following liabilities and obligations of Seller only and NO OTHERS:


          Micek           - $174,881.67 (approximately)
          Mid City Bank   - $102,971.65 (approximately)

          (c) Seller acknowledges that the computer system and point-of-sale equipment used by Seller is not year 2000 compatible. Seller agrees to pay for the cost of upgrading said computer system and point-of-sale equipment to make it year 2000 compatible prior to closing date. If the upgrade is not completed prior to the closing, Seller agrees to deposit in escrow such funds as are acceptable to Buyer as Seller's assurance such upgrade will be timely completed. Such escrow funds will be released at such time as the upgrade is complete. Should Seller fail to complete the upgrade within 30 days following closing, Buyer shall be entitled to demand from escrow the funds deposited by Seller and apply such funds to the upgrade.

                                  SECTION TWO
                                 CONSIDERATION

     The consideration to be paid by Buyer to Seller for the assets, and rights to be purchased by Buyer shall be:



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          (A)     225,000 shares of stock of Buyer delivered to Seller on the closing date subject to the conditions described section two(c) below:

          (B) An additional 75,000 shares of stock of Buyer to be delivered to Seller within 30 days following the one year anniversary of the closing of the sale and purchase contemplated by this Agreement, contingent upon the following:

                       (i) That the Buyer's net sales for the steak house to be operated by Seller at 11111 Emmet Street, Omaha, Nebraska, for the period commencing on the closing date and ending on the one year anniversary of said closing, shall be an average of $28,500 per week for each week Buyer's store was in operation during such period;

                       (ii) If Buyer's net sales do not meet the minimum stated in section two(b)(i), Seller shall not be entitled to any additional shares of stock or other compensation as consideration in this Agreement;

                       (iii) For purposes of this Agreement, "net sales" shall be defined as all food and beverage (beer, liquor, and wine) sales less discounts and promotions.

          (c) Seller shall hold all shares of stock subject to the following conditions:

                       (i) Seller shall not transfer, sell, assign, or otherwise dispose of said stock for a period of one year from the date the shares of stock are issued to Seller. The holding period for the 225,000 shares of stock to be issued at closing shall end on the one year anniversary of the closing; the holding period for the additional 75,000 shares of stock, if acquired by Seller under the terms of this Agreement, shall be on the one year anniversary following the date said shares are issued to Seller.

                       (ii) Following the one year holding period for the 225,000 shares of stock, Seller may transfer, sell, assign, or otherwise dispose of said stock as follows.

                               (A) Seller shall be permitted to transfer, sell, assign, or otherwise dispose of more than 11,250 shares of stock each calendar month;

                               (B)     Buyer shall have a right of first
                       refusal to purchase any shares of stock to be transferred, sold, assigned or otherwise disposed of by Seller, upon the same terms and conditions as offered by a bona fide offeror for said shares of stock.

                       (iii) Following the one year holding period for the 75,000 shares of stock (if acquired by Seller under the terms of this Agreement), Seller may transfer, sell, assign, or otherwise dispose of said stock as follows:



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                               (A)     Seller shall be permitted to transfer,
                       sell, assign, or otherwise dispose of not more than 3,750 shares of stock each calendar month;

                               (B)     Buyer shall have a right of first
                       refusal to purchase any shares of stock to be transferred, sold, assigned or otherwise disposed of by Seller, upon the same terms and conditions as offered by a bona fide offeror for said shares of stock.

                                 SECTION THREE
                          CONTINGENCIES AND CONDITIONS

     1.     This offer is subject to the following contingencies:

            (a) This offer is specifically conditioned on and expressly subject to the final approval of this sale prior to closing by the Board of Directors of Buyer;

            (b) The consummation of this offer does not violate any agreement or restriction to which Seller is subject;

            (c) All food and beverage inventories (consumables) should be removed from the building upon closing;

            (d) All furniture, fixtures, and equipment being sold is in good operating condition and repair, subject only to normal wear and tear;

            (e) Seller shall take all steps necessary and obtain all authorizations necessary to consummate this transaction;

            (f) Seller, as of the closing, shall have good and marketable title to all the properties, assets, and rights to be delivered by Seller to Buyer free of all liens, charges and encumbrances other than noted in section one(b);

            (g) Seller has not employed any broker or agent with respect to the sale and purchase contemplated in this offer, nor taken any other action nor will Seller take any such action that would cause Buyer to become liable for the payment of any finder's fee, broker's fee, or commission;

            (h) This offer is contingent upon legal and accounting due diligence by Buyer and Buyer's attorneys and accountants;

            (i) Seller shall lease to Buyer the property located at 11111 Emmet Street, Omaha, NE 68164 for five years at $6,800.00 per month, triple net, with three-five year renewal options. The monthly rental for each renewal option will increase by 7.5 percent. If Buyer assigns



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said lease to a related entity, Buyer shall guarantee payments under said lease agreement. Simultaneously with executing this offer to purchase, Seller shall deliver to Buyer all written leases entered into by Seller for the property at 11111 Emmet Street, Omaha, NE 68164 and any personal property leases for any personal property subject to this offer to purchase. The parties will execute a written lease agreement on or before the closing date;

            (j) All costs associated with removal of Bum Steer signs from the premises shall be paid by Seller. All such signs shall be removed within 15 days following the closing date.

     2.     The following special conditions shall apply to this offer:

            (a) Buyer has the right, with the Seller's approval, to assign the lease under this offer to a corporation or other entity now existing to be formed by Buyer.

            (b) At the closing, or as soon as practicable after it, Seller will deliver to Buyer all books, papers, and records relating to the assets, and rights being purchased under this offer.

            (c) All employees of the Seller will be given first consideration for employment with Buyer.

            (d) Seller agrees not to operate a steak house in Omaha, Nebraska, without Buyer's written consent, for a period of five years from the closing date. Buyer agrees not to operate a steak house in Lincoln, Nebraska, without Seller's written consent, for a period of five years, provided, such agreement shall not exclude Buyer from operating steak house at 3940 Village Drive, Lincoln, Nebraska. The parties agree the above covenants by each party are a material part of this Agreement.

            (e) In the event Buyer shall receive a bona fide offer to purchase either of Buyer's steak houses located at 3636 Scottsdale Road, Scottsdale, Arizona, or 2400 Cerrillos Road, Santa Fe, New Mexico, Seller shall have a right of first refusal to purchase said steak house upon the same terms and conditions as offered by such bona fide offeror. Buyer shall provide written notice, by certified mail, to Seller of the receipt of a bona fide offer and, thereafter, Seller shall have fifteen days in which to elect to purchase said steak house on the same terms and conditions as the bona fide offer. Such election shall be made in writing and delivered to Buyer by certified mail.

            (f) In the event Seller shall receive a bona fide offer to purchase Seller's steak house located at 6440 "O" Street, Lincoln, Nebraska, Buyer shall have a right of first refusal to purchase said steak house upon the same terms and conditions as offered by such a bona fide offeror. Seller shall provide written notice by certified mail to Buyer of the receipt of a bona fide offer and, thereafter, Buyer shall have fifteen days in which to elect to purchase on the same terms and conditions as the bona fide offer. Such election shall be made in writing and delivered to Seller by certified mail.

            (g) Upon the prior approval of the shareholders of Buyer, a representative



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designated by Seller will be elect to the Board of Directors of Buyer.

            (h) The parties agree no public announcement of this sale and purchase will be made by either party, or such parties' representatives, without first giving the other party at least 48 hours prior notice. Formal public announcement to be made on or before May 15, 1998.

            (i) Buyer acknowledges that Buyer is not aware of any current intent of Tim Griggs and Tish Cade-Jones to leave their employment with Buyer during the next two-year period.

                                  SECTION FOUR
                                    CLOSING

     The date and time of closing shall be mutually agreed on by Seller and Buyer; provided, however, said closing date to be not earlier than June 1, 1998 and not later than June 15, 1998. In the event of the inability of the parties to agree on the closing date, Seller or Buyer shall have the right to fix the closing date on 30 days' written notice to the other, the first such notice received being binding.

                                  SECTION FIVE
                                  MISCELLANEOUS

     1.     Time is of the essence.

     2. This offer shall be governed by and construed under the laws of the State of Nebraska.

     3. Seller and Buyer acknowledge Seller has prior to the Closing date of this Agreement sold gift certificates to customers and members of the general public, and Seller has received the consideration paid for said gift certificates. Buyer agrees to accept and honor the gift certificates issued by Seller, provided, Seller agrees to reimburse Buyer for such gift certificates. On a monthly basis, Buyer will notify Seller of the number and dollar amount of all gift certificates issued prior to the closing date and honored by Buyer for the preceeding month. Seller agrees to reimburse buyer for said gift certificates within thirty days of receipt of the notice required hereto.

     Dated: 5-14-98                Austins Steaks & Saloon, Inc., Buyer
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                             By:      /s/ illegible
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     Dated: 5-15-98                Steer Enterprises, Inc./MIHART, Inc., Seller
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                             By:      /s/ illegible
                                 --------------------------



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